EXHIBIT 99(a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated October 26, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal. Capitalized items not defined in this notice have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            FERROFLUIDICS CORPORATION

                                       AT

                               $6.50 NET PER SHARE

                                       BY

                           FERROTEC ACQUISITION, INC.,

                          A WHOLLY OWNED SUBSIDIARY OF

                              FERROTEC CORPORATION



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THE OFFER AND  WITHDRAWAL  RIGHTS WILL EXPIRE AT 12:00  MIDNIGHT,  NEW YORK CITY
TIME, ON TUESDAY, NOVEMBER 23, 1999, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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          Ferrotec   Acquisition,   Inc.,  a  Massachusetts   corporation   (the
"Purchaser") and a wholly owned subsidiary of Ferrotec Corporation, a Japanese corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.004 per share (the "Shares"), of Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), at a purchase price of $6.50 per Share, net to the seller in cash without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

          Parent has formed the Purchaser in connection with the Offer and the Merger Agreement (as defined below).

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 20, 1999 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (i) each Share not beneficially owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent immediately prior thereto (other than those Shares held in the treasury of the Company and Shares held by holders who perfect any appraisal rights that they may have under Massachusetts law) will be canceled and retired and be converted into the right to receive in cash an amount per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest thereon, and (ii) the Company will become a wholly owned subsidiary of Parent.

          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

          The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all outstanding Shares on a fully diluted basis.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and thereby purchase, at the Offer Price, all Shares validly tendered prior to the Expiration Date and not properly withdrawn.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) either a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message, and (iii) any other required documents.

          Subject to the terms and conditions of the Merger Agreement, the Purchaser reserves the right, at any time or from time to time, to extend for any reason the period during which the Offer is open, by giving oral or written notice of such extension to the Depositary. The Purchaser also expressly reserves the right, at any time or from time to time, to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, terminate the Offer, waive any conditions to the consummation of the Offer, or amend or modify the terms and conditions of the Offer, in each case in accordance with the terms of the Merger Agreement by giving oral or written notice of such modification to the Depositary. Any such extension, delay in acceptance for payment or payment, termination, waiver or amendment or modification will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of the tendering holder to withdraw such holder's Shares. If the conditions of the Offer are not satisfied prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, may (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) extend the Offer and retain the Shares (subject to withdrawal rights) which have been tendered during the period for which the Offer is extended, or (iii) waive any of the conditions of or otherwise amend the Offer. There can be no assurance that the Purchaser will exercise its right to extend the Offer or waive any of the conditions of the Offer.

          Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 24, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificates evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering holder must also submit the serial numbers shown on the particular certificates representing the Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution which is a participant in an approved Signature Guarantee Medallion Program, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

          Pursuant to the Merger Agreement, the Company has agreed promptly to furnish to the Purchaser a list of names and addresses of all record holders of Shares and a security position listing of Shares held in stock depositories, each as of a recent date, and to promptly furnish the Purchaser with such additional information, including updated lists of shareholders, mailing labels and security position listings, and such other assistance as the Purchaser or its agents may reasonably request. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

          The Offer to Purchase and the related Letter of Transmittal contain important information which holders of Shares are urged to read carefully before making any decision with respect to the Offer. The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated in this notice by reference.

          Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                 77 Water Street
                          New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 207-3156

October 26, 1999